Exhibit 3(i)(3)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CAFEPRESS.COM, INC.

CAFEPRESS.COM, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 19, 2005, under the name “CafePress.com, Inc.”.

SECOND: This amendment to the Certificate of Incorporation of the Corporation as set forth below has been duly adopted in accordance with the provisions of Section 242, and has been consented to in writing by the stockholders of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware:

THIRD: Article FIRST of the Certificate of Incorporation as presently in effect is amended to read in its entirety as follows:

“The name of the corporation (hereinafter called the “Corporation”) is CafePress Inc.”

FOURTH: Section A of Article FOURTH of the Certificate of Incorporation as presently in effect is amended to read in its entirety as follows:

“A. This Corporation is authorized to issue two classes of stock to be designated respectively Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is 47,159,521. The total number of shares of Preferred Stock this Corporation shall have authority to issue is 12,344,521. The total number of shares of Common Stock this Corporation shall have authority to issue is 34,815,000. The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized Chief Executive Officer this 2nd day of June, 2011.

CAFEPRESS.COM, INC.

/s/ Bob Marino
Bob Marino
Chief Executive Officer